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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF CALLIDUS SOFTWARE INC.


          Callidus Software Ltd.                  United Kingdom

          Callidus Software GbmH                  Germany

          Callidus Software Pty. Limited          Australia

          Callidus Software Srl.                  Italy